MUNIYIELD NEW JERSEY FUND, INC.

FILE # 811-6570

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
8/12/04	Puerto Rico Electric Power Authority 7/1/24; 25	224,700,000	6,875,000	JP Morgan Merrill Lynch Morgan Stanley Banc of America Citigroup Goldman Sachs Lehman Brothers Raymond James & Associates Ramirez & Co UBS Wachovia
8/13/04	NJ EDA Motor Vehicles 7/1/33	807,502,355	14,000,000

Goldman Sachs

Bear Stearns

Merrill Lynch

Morgan Stanley

Wachovia

Advest

Jackson Securities

Lehman Brothers

Loop Capital Markets

PNC Capital Markets

Raymond James & Associates

RBC Dain Rauscher

Siebert Brandford Shank

Sturdivant & Co.

UBS